Exhibit 10.57

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this “Agreement”) is made as of February 27, 2023 (the “Effective Date”) by and among Can B Corp., a Florida corporation (the “Company”), Duramed, Inc., a Nevada corporation (also known as Duramed Inc.) (“Duramed NV”), Duramed MI, LLC, a Nevada limited liability company, formerly known as DuramedNJ LLC (“Duramed MI”, and together with Duramed NV, the “Duramed Subsidiaries”), CO Botanicals LLC, a Nevada limited liability company (“CO Botanicals”), TN Botanicals LLC, a Nevada limited liability Company (“TNB”), Imbibe Wellness Solutions, LLC, a Nevada limited liability company, formerly known as Radical Tactical LLC (“Imbibe”), Imbibe Wellness Solutions II, LLC, a Nevada limited liability (“Imbibe II”), Pure Health Products LLC, a New York limited liability company (“PHP”), Green Grow Farms Inc., a New York corporation (“Green Grow”), Pivt Labs, LLC, a Nevada limited liability company, formerly known as NY Hemp Depot LLC (“pivt” and together with TNB and Green Grow, the “Dormant Entities”), and Botanical Biotech LLC, a Nevada limited liability company (“Botanical Biotech” and, together with the Duramed Subsidiaries, CO Botanicals, TNB, Imbibe, Imbibe II, PHP, Green Grow and Pivt, collectively, the “Subsidiary Guarantors” and together with the Company, the “Obligors” and each an “Obligor”), Arena Special Opportunities Partners I, LP, a Delaware limited partnership (“ASOP I”), Arena Special Opportunities Fund, LP, a Delaware limited partnership (“ASOP Fund” and together with ASOP I, the “Holders” and each a “Holder”) and Arena Investors, LP, as agent for the Holders (“Arena Agent”). The Obligors, the Holders and Arena Agent may, at times, be referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company and the Holders entered into that certain Securities Purchase Agreement and various other documents and agreements contemplated thereby, including but not limited to Original Issue Discount Senior Secured Convertible Promissory Notes with aggregate principal amounts equal to two million seven hundred thousand seven hundred seventy eight Dollars ($2,777,778) (the “2020 Notes”), a Warrant issued for the purchase of 3,426,280 (pre-split) shares of common stock of the Company at $.45 per share (the “2020 Warrant”), a Security Agreement by and among each Obligor party thereto and the Holders (the “2020 Security Agreement”), and an Intellectual Property Security Agreement by and between the Company and the Holders (the “2020 IP Security Agreement”), all dated as of December 10, 2020;

WHEREAS, the Company and the Holders entered into that certain Securities Purchase Agreement and various other documents and agreements contemplated thereby, including but not limited to Original Issue Discount Senior Secured Convertible Promissory Notes with aggregate principal amounts equal to one million five hundred thousand Dollars ($1,500,000) (the “2021 Notes” and together with the 2020 Notes, the “Notes”), a Warrant held issued as for the purchase of 393,417 (pre-split) shares of common stock of the Company at $.51 per share (the “2021 Warrant 1”), a Warrant issued for the purchase of 1,529,670 (pre-split) shares of common stock of the Company at $.51 per share (the “2021 Warrant 2” and, together with the 2021 Warrant 1, the “2021 Warrants” and, together with the 2020 Warrant, collectively, the “Warrants”), an addendum to the 2020 Security Agreement by and among each Obligor party thereto and the Holders (the “2021 Security Agreement” and together with the 2020 Security Agreement and any other amendments, joinders or other modifications, the “Security Agreement”), an addendum to the 2020 IP Security Agreement by and between the Company and the Holders (the “2021 IP Security Agreement” and together with the 2020 IP Security Agreement, the “IP Security Agreement”), all dated May 17, 2021;

WHEREAS, the Subsidiary Guarantors and the Holders entered into that certain Guaranty Agreement dated December 10, 2020 (the “2020 Guaranty”) and on May 17, 2021 entered into an Addendum to the 2020 Guaranty Agreement (the “2021 Guaranty” and together with the 2020 Guaranty and any additional amendments, joinders or other modifications, the “Guaranty”);

WHEREAS, the Company and the Holders entered into that certain Amendment to Transaction Documents dated as of April 13, 2022, pursuant to which they extended the Maturity Date of the Notes, among other things (the “Amendment”). The Security Agreement, the IP Security Agreement, the Account Control Agreements (as defined below) and the Guaranty are collectively referred to as the “Security Instruments.” The Notes, the Security Instruments, the Warrants, and such other documents, joinders, amendment, supplements and/or other instruments executed the Obligors and/or others from time to time to evidence, guaranty, secure, govern and/or modify the Notes, all as the same may have been amended and/or restated, are herein referred to as the “Transaction Documents”;

WHEREAS, the Notes matured on April 30, 2022 (the “Maturity Date”), on which date all obligations under the Notes became immediately due and payable;

WHEREAS, the Company failed to fully make its payment obligations under the Notes on the Maturity Date, which failure constitutes an Event of Default under the Transaction Documents (the “Maturity Default”);

WHEREAS, as a result of the Maturity Default, the Subsidiary Guarantors were obligated and failed to timely pay all of the outstanding obligations under the Notes upon maturity, as required, which failure constitutes an additional Event of Default under the Transaction Documents (the “Guarantor Maturity Default”), and various other related Events of Default under the Transaction Documents, in connection with the Maturity Default including, without limitation, the Company’s incurrence of additional indebtedness in breach of certain Transaction Documents (the “Other Defaults” and, together with the Guarantor Maturity Default and the Maturity Default, the “Specified Defaults”);

WHEREAS, the Obligors acknowledge (i) that they are in default under the Transaction Documents as a result of the Specified Defaults as set forth above, and (ii) that they have received (or hereby waive) any right under the Transaction Documents to notice of the Specified Defaults;

WHEREAS, notwithstanding the Specified Defaults, the Obligors have requested that the Holders forbear from exercising certain legal rights and remedies under the Transaction Documents; and

WHEREAS, notwithstanding the Specified Defaults, the Holders are willing to forbear from exercising its legal rights, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

AGREEMENTS

1. Recitals; Defined Terms. The Parties acknowledge that the above Recitals are true and correct and agree that the same are incorporated herein. Unless the context clearly indicates otherwise, each term used in this Agreement which is defined in the Recitals shall have the meaning given to such term in the Recitals. Each capitalized term used herein which is not otherwise defined herein shall have the meaning given to such term in the Transaction Documents. For the purposes of this Agreement, the following definitions shall apply:

1.1 “Collection Period” means the period commencing on the first (1st) day of each calendar month to and including the last day of each calendar month.

1.2 “Receivables” means those certain trade receivables owned by the Duramed Subsidiaries, as set forth in Schedule I attached hereto.

1.3 “Receivables Payment” means, for each Collection Period, the gross proceeds (whether in cash or otherwise) received by the Duramed Subsidiaries in connection with the Receivables during such Collection Period.

1.4 “Threshold Amount” means five million seven hundred thousand Dollars ($5,700,000.00).

2. Acknowledgment of Outstanding Indebtedness. The Obligors acknowledge that, as of February 27, 2023, the Obligors are obligated to the Holders in an amount, and the Holders are owed not less, than three million nine hundred thousand Dollars ($3,900,000.00), together with all additional interest, fees, costs, expenses and attorneys’ fees, all of which are accruing under the Transaction Documents, and all amounts owed under this Agreement, all of which are secured obligations under the Security Instruments (collectively, the “Current Indebtedness”). The Obligors acknowledge and agree that such amounts will continue to increase based upon accruing Reimbursable Expenses (as defined below), fees, costs and any protective advances made by the Holders (if any) and that such amounts will constitute the “Total Indebtedness”.

3. Acknowledgment of Events of Default. Each Obligor acknowledges and agrees that (i) the Specified Defaults have occurred, are continuing as of the date hereof, and constitute Events of Default under the Transaction Documents, (ii) the Specified Defaults have not been cured as of the date hereof, and (iii) except for the Specified Defaults, no other Events of Default have occurred and are continuing as of the date hereof, or are expected to occur during the Forbearance Period, as the case may be, that would result in a material adverse change (A) in the Obligors’ ability to repay the Holders pursuant to the terms hereof, or (B) to any assets of the Obligors. Prior to the Effective Date of this Agreement, the Specified Defaults permit the Holders to, among other things, (A) accelerate all or any portion of the obligations under the Transaction Documents (the “Obligations”), (B) commence any legal or other action to collect any or all of the Obligations from any Obligor and/or the Collateral (as such term is defined in the Security Agreement) and/or any other collateral securing any interest under the Notes (collectively, the “Pledged Collateral”), (C) foreclose or otherwise realize on any or all of the Collateral, and/or set-off and apply any or all of the Pledged Collateral to the payment of any or all of the Obligations, and/or (F) take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Transaction Documents or applicable law.

4. Reaffirmation of Transaction Documents. Each Obligor acknowledges and agrees that: (1) the Transaction Documents are valid, binding and enforceable obligations against the Obligors; (2) all grants, rights and obligations in and under the Transaction Documents were properly granted and authorized; (3) all obligations under the Transaction Documents are immediately due and payable in full; (4) this Agreement constitutes any required contractual or statutory notice concerning notice of default, opportunity to cure, acceleration, and demand for payment; and (5) the Holders are presently entitled to exercise any and all remedies available to it under the Transaction Documents and applicable law without further notice to the Obligors;

5. Reaffirmation of Liens. All liens, mortgages, security interests, rights and remedies granted to the Holders in the Transaction Documents are valid, binding, and enforceable and are hereby renewed, confirmed and continued, and shall also secure the performance by the Obligors of their respective obligations hereunder. Further, nothing contained herein is intended to alter the priority of, or terminate any, lien on or security interest in the Collateral in favor of the Holders.

6. Reaffirmation of Guaranty. To further induce the Holders to enter into this Agreement, the Subsidiary Guarantors hereby represent and warrant to the Holders that the Subsidiary Guarantors currently possess no claims, defenses, offsets, counterclaims, or recoupments of any kind or nature against whether liquidated or unliquidated, direct or indirect, now or hereafter existing, matured or unmatured, against the Holders directly or indirectly related to the Guaranty and/or the any of the Transaction Documents (collectively, the “Guarantor Claims”). Nor do the Subsidiary Guarantors have any knowledge of any facts that would or might give rise to Guarantor Claims. If facts now exist which would or could give rise to Guarantor Claims against or with respect to the enforcement of any Transaction Document, the Subsidiary Guarantors hereby unconditionally, irrevocably and unequivocally waives and fully releases any and all Guarantor Claims as if the Guarantor Claims were the subject of a lawsuit, adjudicated to final judgment from which no appeal could be taken and therein dismissed with prejudice.

7. Challenge to Enforcement. The Obligors acknowledge and agree that none of them have any defense, set off, counterclaim or challenge against the payment of any sums owing under the Transaction Documents, or against the enforcement of any of the terms or conditions thereof or any of the terms of conditions of this Agreement.

8. Forbearance by Holders and Arena Agent. During the period of time (the “Forbearance Period”) commencing with the Effective Date of this Agreement and ending on the date that is the earlier of (a) the date of the occurrence of a Forbearance Default (as hereinafter defined) or (b) December 31, 2024 (the “Forbearance Expiration Date”), the Holders and Arena Agent agree that they will forbear in the exercise of those rights and remedies under the Transaction Documents and applicable law that arise from the Specified Defaults. The Obligors acknowledge that, upon the termination of the Forbearance Period, whether upon the occurrence of a Forbearance Default or the occurrence of the Forbearance Expiration Date, the Holders and Arena Agent shall no longer be obligated to forbear from exercising any rights and remedies in connection with the Transaction Documents including, but not limited to, demanding full and immediate payment of the full amount of Total Indebtedness or otherwise proceeding with the enforcement of their rights and remedies under the Transaction Documents and applicable law. The Obligors acknowledge and agree that the Holders are not waiving or excusing the Specified Defaults or any other default of the same or different kind as the Specified Defaults under the Transaction Documents, and that the Specified Defaults and the resulting rights, enforcement, and collection remedies to which the Holders are entitled are preserved and survive the execution of this Agreement. The Holders have no obligation to extend the Forbearance Period or make any further financial accommodations to the Obligors, and the terms or conditions of this Agreement, including the Forbearance Period, shall not be altered, waived, modified or abandoned except by a written amendment to this Agreement, duly executed and delivered by the Holders and the Obligors. The Parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Holders may be entitled to take or bring in order to enforce its rights and remedies against any Obligor are, to the fullest extent permitted by law, tolled and suspended.

9. Conditions Precedent to Forbearance. The Holders shall not be obligated under this Agreement, and the terms of this Agreement shall not be binding on the Holders, unless and until:

9.1 the Obligors have duly executed and delivered to the Holders this Agreement, together with a copy of resolution of each Obligor’s managing member(s), board of directors, or similar person or entity with authority on behalf of such Obligor (where any such Obligor is a non-natural person) approving the terms and execution and delivery of this Agreement and the transactions contemplated hereby;

9.2 the Holders have duly executed and delivered to the Company this Agreement;

9.3 the Company and the Duramed Subsidiaries have duly executed and delivered to the Holders the Assignment Agreement of even date herewith (the “Assignment Agreement”);

9.4 all of the representations and warranties of the Obligors contained herein and in the other Transaction Documents to which they are a party shall be true, correct and complete in all material respects as of such date; and

9.5 no default or Event of Default, other than the Specified Defaults, shall have occurred or exist under the Transaction Documents.

10. Post-Closing Obligations.

10.1 Within thirty (30) days of the Effective Date, the Company shall and shall cause each of its subsidiaries listed in Schedule I attached hereto to deliver to Holders duly executed Account Control Agreements (as defined below) for each deposit account, securities account or commodity account set forth in Schedule I; provided that, such requirement shall be extended, a reasonable amount of time at the sole discretion of the Holders, upon Company making its best effort to deliver such Account Control Agreements and being otherwise unable to obtain the necessary credit approvals. For purposes of this Agreement, “Account Control Agreements” shall mean tri-party deposit account, securities account or commodity account control agreement by and among the applicable obligor and the applicable depository bank, securities intermediary or commodity intermediary, each in form and substance satisfactory to the Holders, and in any event providing to Holders “control” of a deposit account, securities account or commodity account, as applicable, within the meaning of Articles 8 and 9 of the Uniform Commercial Code (“UCC”), as applicable.

11. Within 15 (fifteen) days of the Effective Date, the Holders and the Company and/or the Duramed Subsidiaries, as applicable, shall enter into a Servicing Agreement in form and substance satisfactory to the Holders, in its reasonable discretion (the “Servicing Agreement”), which Servicing Agreement shall provide that the Company, and/or the Duramed Subsidiaries, as applicable, shall continue to provide servicing and remittance services, in the same manner and standards as in effect on the Effective Date, in relation to the Receivables, at no cost, to Holders, until all collections and payment obligations in relation to such Receivables have been paid, received or otherwise terminated, provided there is no default under this Forbearance Agreement.

12. Monthly Payment Obligations.

12.1 Receivables Payment. During the Forbearance Period, by the fifth (5th) day of each calendar month (or on the next Business Day if such day is not a Business Day) (each a “Payment Date”), the Company and/or the Duramed Subsidiaries, as applicable, will have complied with all of the terms of the Servicing Agreement (as defined above) and shall have remitted the Receivables Payment for the immediately preceding Collection Period in full to the Holders (or to its designee) in accordance with the written instructions provided by the Holders to the Company and/or the Duramed Subsidiaries, as applicable, as the same may be revised from time to time.

12.2 Application of Payments. The Holders will apply, pro rata, all proceeds received in connection with each Receivables Payment in the following order: (i) to any unpaid Reimbursable Expenses existing or arising on or before the date hereof, (ii) to any Reimbursable Expenses arising after the date hereof and not paid in accordance with Section 14.3 hereof, (iii) to the outstanding principal balance of each Note, until such amount has been reduced to zero, and, (iv) all excess proceeds shall remain the exclusive property of the Holders pursuant to the terms of the Assignment Agreement.

12.3 True-Up Payment. If, upon termination of the Forbearance Period, the aggregate sum of all Receivables Payments equals an amount less than the Threshold Amount, the Obligors shall, upon of the Holders’ demand therefor, immediately make a payment to the Holders in an amount equal to the difference between the Threshold Amount and the aggregate Receivables Payments actually received by Holders, pursuant to the Assignment Agreement and Servicing Agreement.

13. Price Protection. To the extent the Warrants are fully exercised and the aggregate value (the “Aggregate Exercised Share Value”) of the shares issued to the Holders is less than $1,500,000.00 (calculated on a 20-trading day volume-weighted average price ending one day prior to the date of exercise and, to the extent the Warrants are exercised in parts, determined on the date of issuance of a given share), the Company shall, within five business days of the final exercise of the Warrants, pay to Holders an amount in cash by wire transfer of immediately-available funds equal to $1,500,000.00 minus the Aggregate Exercised Share Value.

14. Forbearance Defaults. In addition to any other defaults described in this Agreement, each of the following shall constitute a “Forbearance Default” under this Agreement and the Transaction Documents:

14.1 Payment. Failure of the Obligors to pay any amount due to the Holders as set forth in this Agreement or under any Transaction Document; provided, for the avoidance of doubt and notwithstanding anything to the contrary set forth herein, none of the Specified Defaults shall constitute a Forbearance Default; or

14.2 Post-Closing Obligations. Failure of the Obligors to satisfy any of the Post-Closing Obligations within the applicable time period specified in Section 10 hereof; or

14.3 Reimbursable Expenses. Failure of the Obligors to fully reimburse the Holders for any Reimbursable Expenses (as defined herein) arising after the date hereof within five (5) Business Days of the Holders’ written request therefor; or

14.4 Failure to Comply with Covenants or Agreements. Failure of the Obligors to keep or observe any other covenant or agreement under this Agreement or any of the Transaction Documents; or

14.5 Representations and Warranties. Any representation or warranty of the Obligors contained in this Agreement, any Transaction Document, or any document, certificate, or statement furnished, or to be furnished, by or on behalf of any of them to the Holders in connection with this Agreement or any Transaction Document shall be false, incorrect or misleading in any material respect; or

14.6 Agreement Invalid or Disputed. The validity, binding nature of, or enforceability of any term or provision of this Agreement or any of the Transaction Documents are disputed by, on behalf of, or in the right or name of the Obligors, or any material term or provision of this Agreement or any of the Transaction Documents is found or declared to be invalid, voidable, or unenforceable by any court of competent jurisdiction; or

14.7 New Indebtedness. Any Obligor shall: (i) become a borrower or guarantor with respect to any indebtedness owed to any person or entity other than Holders prior to the Forbearance Expiration Date that has the potential to result in additional liens or encumbrances against the Pledged Collateral without Holder’s consent, or (ii) pledge any of its assets to any person or entity other than Holders that will impair or prevent Obligors from fully and timely satisfying its obligations under this Agreement or the Transaction Documents; or

14.8 Defaults on Other Indebtedness. Failure of any Obligor to make any of payment or perform any of its obligations, which failure results in an event of default and/or acceleration of such indebtedness under any existing indebtedness agreements, documents or instruments, as the case may be; or

14.9 Deposit Account Control Agreements. Any Obligor fails to remit any payments or comply with any provision of an Account Control Agreement to which it is a party; or

14.10 Change in Ownership/Management Structure. Any change in the ownership or management structure of any of the Obligors that has not been previously approved, in writing, by the Holders in their sole and absolute discretion; or

14.11 Material Adverse Event. Except for conditions as they exist as of the Effective Date, which have been disclosed in writing by the Obligors to the Holders, no material adverse event shall occur that will have an effect on the ability of the Company or Subsidiary Guarantors to fulfill their obligations under this Agreement or the Transaction Documents; or

14.12 Bankruptcy or Insolvency of Obligors or Obligors’ Principals.

14.12.1 Any Obligor or any of their principals become insolvent, or generally fail to pay, or are generally unable to pay, or admit in writing his/her/its inability to pay his/her/its debts as they become due or apply for, consent to, or acquiesce in, the appointment of a trustee, receiver or other custodian, or a substantial part of his/her/its property, or make a general assignment for the benefit of creditors;

14.12.2 Any Obligor or any of their principals commence any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding;

14.12.3 Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of any obligations of Obligors, or any of their principals, or an order for relief is entered in any such proceeding, and any such decree or order remains in effect for a period of thirty (30) days; or

14.12.4 a trustee, receiver, or other custodian is appointed for Obligors or any of their principals’ obligations or a substantial part of his/her/its property.

15. Remedies. Upon the occurrence of a Forbearance Default, at the option of the Holders and without further notice or demand, which notice and demand is expressly waived by the Obligors, the Holders may declare all of the outstanding Obligations, including the Total Indebtedness, immediately due and payable, and exercise each and every right and remedy under this Agreement, the Transaction Documents, at law, in equity or otherwise; and/or exercise any or all of the following additional remedies:

15.1 Common Stock Company Shares. As part of the bargained for consideration of this Agreement, the Obligors agree that, upon the occurrence of a Forbearance Default, the Company shall issue to the Holders, on the fifth (5th) day of each calendar month until the Forbearance Default is cured or otherwise waived by the Holders, the number of shares of the Company common stock equal in value to one hundred thousand Dollars ($100,000.00), based on the market price or the 10-day trailing average, whichever is lower, as of the date of such Forbearance Default.

15.2 Automatic Stay. The Company agrees that, upon the filing of any Petition for Relief by or against the Company under the United States Bankruptcy Code (whether or not a Forbearance Default has occurred and is continuing), the Holders shall be entitled to immediate and complete relief from the automatic stay with respect to the Obligations, and the Holders shall be permitted to proceed to protect and enforce its rights and remedies under state law hereunder and under the Transaction Documents. The Company hereby expressly assents to any motion filed by the Holders seeking relief from the automatic stay. The Company further hereby expressly waives the protections afforded under Section 362 of the United States Bankruptcy Code with respect to the Holders.

15.3 No Contest to Enforcement Remedies. As part of the bargained for consideration of this Agreement, Obligors agree that, upon the occurrence of a Forbearance Default or the Forbearance Expiration Date, they will cooperate in any existing or hereafter enforcement action filed by the Holders with respect to the Collateral, including by: (i) executing and delivering to the Holders, and any court in which an action for enforcement of all or any portion of the Collateral is pending, a stipulation to appointment of receiver and enforce, (ii) raising no defenses to said enforcement action or the appointment of any receiver; (iii) making no counterclaims against the Holders, and taking no actions to resist any enforcement; (iv) accepting service of any and all process, pleadings, or other papers from the Holders in any enforcement action by regular mail, e-mail, or facsimile (with service complete upon mailing, e-mailing, or facsimile transmission) to any attorney that Obligors shall so designate in writing, (v) waiving the right to receive service of any and all process, pleadings, or other papers from the Holders in any enforcement action by any means other than those set forth in this subparagraph, and (vi) taking all other actions and executing all other documents reasonably requested by the Holders in connection with any remedies, including but not limited to, all rights and remedies of a secured party under the Uniform Commercial Code of the State of New York and/or the Uniform Commercial Code of any other applicable jurisdiction, receiver appointment and disposition of the Collateral that is pending.

16. Representations and Warranties. To induce the Holders to enter into this Agreement, and as partial consideration for the terms and conditions contained herein, each Obligor makes the following representations and warranties to the Holders, each and all of which shall survive the execution and delivery of this Agreement:

16.1 Reliance. The Obligors acknowledge and agree that any financial accommodation that the Holders make on or after the Effective Date has been made by such Party in reliance upon, and is consideration for, among other things, the general releases and indemnities contained in this Agreement and the other covenants, agreements, representations and warranties of the Obligors hereunder.

16.2 Organization and Authority. The Obligors are each duly organized, and other than the Dormant Entities, such Obligors are validly existing and in good standing under the laws of the state of their organization. Each such Obligor has taken all necessary organizational action to duly authorize the execution, delivery and implementation of this Agreement and all documents, agreements and instruments executed by such entity in connection herewith.

16.3 Other Consents. No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other person is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Agreement.

16.4 No Defaults. Except for the Specified Defaults, no Event of Default, or event that, with the passing of time, giving of notice or both, would constitute an Event of Default, exists under any provision of the Transaction Documents.

16.5 No Conflict. The execution and delivery of this Agreement and all other documents and instruments executed in connection herewith will not conflict with, or result in a breach of (i) the terms, conditions or provisions of any Obligors’ respective organizational documents or by-laws; or (ii) any mortgage, lease, agreement, or other instrument, or any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority to which any of the Obligors is a party or by which any of the Obligors’ respective properties are bound.

16.6 Valid and Binding Agreement. This Agreement has been duly executed and delivered by the Obligors and constitutes the legal, valid and binding obligation of Obligors, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws and to other limitations that will not materially impair the benefits intended hereby.

16.7 Compliance with Laws. The Obligors are in compliance in all material respects with all laws, regulations and requirements applicable to their business and have not received, and have no knowledge of, any order or notice of any governmental investigation or of any violations or claims of violation of any law, regulation or any governmental requirement applicable to any of them.

16.8 No Suits. None of the Obligors are aware of any suits or proceedings, pending or threatened, in court or before any regulatory commission, board or other administrative governmental agency against or affecting the Obligors or the Collateral which will have a material adverse effect on the ability of the Obligors to fulfill their obligations under this Agreement or the other Transaction Documents.

16.9 No Untrue or Misleading Statements. Neither this Agreement nor any other document executed in connection herewith contains any untrue statement of a material fact and/or omits any material fact necessary in order to make the statement made, in light of the circumstances under which it was made, accurate.

16.10 Other Representations, Warranties, and Covenants/Schedules. Except for the Specified Defaults and any other defaults that would not result in a material adverse change in (1) the Obligors’ ability to repay the Holders pursuant to the terms hereof or (2) any assets of the Obligors, the Obligors (other than the Dormant Entities with regards to any representation, warranty, covenant or other requirement to be validly existing and in good standing in any applicable jurisdiction) reaffirm all of their respective representations, warranties, and covenants to the Holders contained in the applicable Transaction Documents and warrant that all such representations, warranties, and covenants are true and correct as of the Effective Date.

17. Forbearance Covenants. The Obligors, jointly and severally, covenant and agree from the Effective Date, and until satisfaction of the Obligations, to do the following:

17.1 Expenses. The Obligors shall reimburse the Holders upon request for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Holders in connection with the Notes, including the preparation, negotiation, execution, delivery and implementation of this Agreement (collectively, the “Reimbursable Expenses”). The obligations and liabilities of the Obligors under this Section shall survive the termination of the Forbearance Period and the exercise by the Holders of any of its rights or remedies under this Agreement or the Transaction Documents.

17.2 Execution of Other Documents. At the Holders’ request, the Obligors shall execute and deliver or cause to be delivered to the Holders and/or file with the appropriate offices, such documents, instruments, agreements, financing statements, amendments and/or other things deemed necessary by the Holders, in its reasonable discretion, in form and substance reasonably satisfactory to the Holders in order to implement the substance and intent of this Agreement.

17.3 Additional Information. The Obligors shall provide such other information or reports as requested by the Holders in its sole and absolute discretion.

18. Guaranty and Transaction Documents. Each Obligor acknowledges and agrees that (i) the Guaranty executed by each respective Subsidiary Guarantor is hereby amended to include within the guaranteed obligations thereunder, each of the obligations arising under this Agreement and each Obligor’s obligations thereunder are hereby ratified, confirmed and continued for all obligations except as modified hereby, and (ii) each and every security agreement, pledge agreement, mortgage, deed of trust or other document executed in connection with the Transaction Documents is hereby (a) amended to include within the obligations secured thereby and thereunder, all of the obligations arising under this Agreement, and (b) confirmed and continued for all obligations except as modified hereby.

19. Adequate Representation. Each of the Parties to this Agreement have had the opportunity to consult with legal counsel of their choice, understand and are fully aware of the terms contained in this Agreement and have voluntarily, without coercion or duress of any kind, entered into this Agreement and the documents executed in connection with this Agreement. The Obligors acknowledge that certain waivers and consents contained herein constitute a material inducement for the Holders to enter into this Agreement and they have been fully advised of the consequences of such provisions by their counsel. The Obligors acknowledge, understand and agree that the Holders have not provided, and is not providing, any tax, accounting or legal advice to them and/or their legal advisors and that the Holders make no representations regarding any tax obligations or consequences related to or arising from this Agreement.

20. Release in Favor of Holders. The Obligors, for themselves, and any other person or entity who may claim an interest through them, hereby unconditionally remise, release, waive, satisfy, acquit, and forever discharge, with prejudice, the Holders, their predecessors- and successors-in-interest, and their respective parents, owners, managers, partners, joint venturers, directors, officers, affiliates, agents, administrators, loan servicers, asset managers, accountants, attorneys and employees from any and every claim, right, cause, action, cause of action, damage, liability and other matter or proceeding arising from, relating to or in connection with any acts or omissions of the Holders, their predecessors-in-interest and successors-in-interest, and their respective parents, owners, managers, partners, joint venturers, directors, officers, affiliates, agents, administrators, loan servicers, asset managers, accountants, attorneys and employees prior to the date of execution of this Agreement (the “Claims”). The foregoing release will be construed in the broadest sense possible. The Obligors warrant and represent they are the sole and lawful owner of all right, title, and interest in and to every Claim being released hereby, and they have not assigned, pledged, hypothecated, or otherwise divested or encumbered all or any part of any Claim being released hereby. The Obligors do hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against and the Holders or their subsidiaries or affiliates or any by reason of or in connection with any of the foregoing matters, claims or causes of action. The Obligors hereby specifically warrant, represent, acknowledge, and agree that: (a) none of the provisions of this general release shall be construed as or constitute an admission of any liability; (b) the provisions of this general release shall constitute an absolute bar to any Claim of any kind, whether any such Claim is based on contract, tort, warranty, mistake, or any other theory, whether legal, statutory, or equitable; and (c) any attempt to assert a Claim barred by the provisions of this general release shall subject such Obligors to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous, or baseless claims or causes of action, and the Obligors hereby agree to pay all attorneys’ fees and costs incurred as a result of any such attempt. This provision shall survive and continue in full force and effect whether or not the Obligors shall satisfy all other provisions of the Agreement and survives termination of this Agreement.

21. No Waiver, Novation or Modification. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided in this Agreement, operate as a waiver of any right, power or remedy of the Holders. Nothing in this Agreement shall in any way impair, alter, waive, annul, vary or affect any provision, condition, covenant, right, or remedy contained in the Transaction Documents, except as expressly provided in this Agreement. Without limiting the generality of the foregoing, the Holders expressly reserve all rights and remedies with respect to the Specified Defaults and has not waived any such rights by entering into this Agreement. It is the intent of the Obligors and of the Holders that nothing contained in this Agreement shall be deemed to effect or accomplish or otherwise constitute a novation of any of the obligations owed by the Obligors to the Holders or to be a refinance, restructure of modification of any of the Transaction Documents, except as expressly set forth herein. Nothing contained herein shall be deemed to extinguish, terminate or impair any of the duties or obligations owed by the Obligors to the Holders with respect to the Transaction Documents.

22. Prior Understandings. This Agreement supersedes all prior and contemporaneous understandings and agreements, whether written or oral, among the Parties hereto relating to the matters provided for herein. In the event of any inconsistency between the provisions of this Agreement and the Transaction Documents, the provisions of this Agreement shall govern and control.

23. Notices. In addition to, rather than in lieu of, the noticing requirements under the Transaction Documents, a copy of any notice to the Holders required under this Agreement shall be transmitted to:

Joseph J. Tuso

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

jtuso@reedsmith.com

24. Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Facsimile or electronic signatures shall be acceptable to bind the Parties to the terms of this Agreement.

25. Waivers. In connection with any proceedings hereunder or in connection with any of the Obligations, including without limitation any action by the Holders in enforcement actions or other court process or in connection with any other action related to the Obligations or the transactions contemplated hereunder, each Obligor waives:

25.1 all errors, defects and imperfections in such proceedings;

25.2 all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered in connection with the Obligations or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

25.3 presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Obligations;

25.4 any requirement for bonds, security or sureties required by statute, court rule or otherwise;

25.5 any demand for possession of any Collateral prior to commencement of any suit;

25.6 any right to compel or direct the Holders to seek payment or recovery of any amounts owed from any one particular fund or source;

25.7 any requirement that the Holders protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or collateral; and

25.8 any other defense available to the Obligors other than repayment of the Obligations.

26. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose and should not be considered in interpreting any provision hereof.

27. Time of the Essence. Time is of the essence of this Agreement.

28. Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Transaction Documents, the terms and conditions of this Agreement shall prevail. All terms and conditions of the Transaction Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by the Obligors.

29. Joint and Several Liability. The Obligors hereby acknowledge and confirm that all agreements, covenants, conditions and provisions of this Agreement are and shall be the joint and several obligations of each Obligor.

30. No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement that could be interpreted to the contrary, this Agreement is intended neither to inure to the benefit, nor create any obligations to, any person who has not executed this Agreement.

31. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York regardless of any conflicts of law rules or any other statement as to jurisdiction or applicable law.

32. Entire Agreement. The Agreement embodies the entire agreement among the Parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof. Neither this Agreement nor any of the provisions can be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties against whom enforcement of the change, waiver, discharge or termination is sought.

33. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Holders, the Obligors and their respective successors and permitted assigns.

34. Waiver. In accordance with Section 9-624 of the Uniform Commercial Code, the Obligors hereby waive the right to (a) notification of disposition of collateral under Section 9-611 of the Uniform Commercial Code; (b) require disposition of collateral under Section 9-620(e) of the Uniform Commercial Code; and (c) redeem collateral under Section 9-623 of the Uniform Commercial Code.

35. Indemnification.

35.1 If, after receipt of any transfer with respect to or payment of all or any part of the Obligations, the Holders are compelled to surrender such transfer or payment to any person for any reason (including a determination that such transfer or payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then (i) each such transfer or payment will be deemed never to have occurred, and the outstanding indebtedness will be adjusted accordingly; (ii) such voided payment or transfer will be a default of this Agreement; and (iii) the Obligors will be liable under this Agreement and the Transaction Documents for, and shall indemnify, defend, and hold harmless the Holders with respect to, the full amount so surrendered.

35.2 The provisions of this Section will survive the termination of this Agreement and will be and remain effective notwithstanding the payment to the Holders of any or all of the amounts due under the Transaction Documents, the cancellation of any Transaction Document, the release of any lien or security interest securing any of the Notes secured by the Collateral, or any other action which the Holders may have taken in reliance on its receipt of such payment. Any cancellation of any of the Transaction Documents, release of any lien or security interest securing any of the Total Indebtedness due under the Notes, or other such action will be deemed to have been conditioned on any payment of any or all of the indebtedness having become final, irrevocable, and indefeasible.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have each caused this Forbearance Agreement to be executed as of the date first above written.

IMBIBE WELLNESS SOLUTIONS, LLC

By: Can B Corp., its manager

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

IMBIBE WELLNESS SOLUTIONS II, LLC

By:	Imbibe Wellness Solutions, its manager

By:	Can B Corp., its manager

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

Pure Health Products LLC

By:	Can B Corp., its manager

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

CO Botanicals LLC

By:	Can B Corp., its manager

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

TN Botanicals LLC

By:	Can B Corp., its manager

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

BOTANICAL BIOTECH LLC

By:	Can B Corp., its manager

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

PIVT LABS, LLC

By:	Can B Corp., its manager

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

DURAMED MI, LLC

By:	Can B Corp., its manager

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

Green Grow Farms Inc.

By:	Can B Corp., its sole shareholder

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

DURAMED, Inc.

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	President

CAN B̅ CORP.

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

[Signature Page to Forbearance Agreement]

HOLDERS

Arena Special Opportunities Fund, LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

Arena Special Opportunities Partners I, LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

ARENA AGENT

Arena Investors, LP

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

[Signature Page to Forbearance Agreement]

SCHEDULE II

Receivables

(attached)

[Schedule II – Forbearance Agreement]